Exhibit 99.1

PLUMAS BANCORP REPORTS EARNINGS FOR THREE MONTHS AND YEAR ENDED DECEMBER 31, 2025

Reno, Nevada, January 21, 2026 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the fourth quarter of 2025 of $10.9 million or $1.58 per share, an increase of $3.2 million from $7.7 million or $1.31 per share during the fourth quarter of 2024. Diluted earnings per share increased to $1.56 per share during the three months ended December 31, 2025 up from $1.29 per share during the quarter ended December 31, 2024. Increases of $6.9 million in net interest income and $503 thousand in non-interest income were offset by increases of $3.6 million in non-interest expense, $517 thousand in the provision for credit losses and $94 thousand in the provision for income taxes. The annualized return on average assets was 1.93% for the three months ended December 31, 2025 and 1.87% for the three months ended December 31, 2024. The annualized return on average equity increased to 17.2% during the current quarter from 17.1% during the three months ended December 31, 2024.

For the year ended December 31, 2025, the Company reported net income of $29.6 million or $4.60 per share, an increase of $1.0 million from $28.6 million, or $4.85 per share earned during the twelve months ended December 31, 2024. Earnings per diluted share decreased to $4.54 during the year ended December 31, 2025, down $0.26 from $4.80 during 2024. Increases of $14.1 million in net interest income and $1.7 million in non-interest income and a decline of $407 thousand in the provision for income taxes were mostly offset by increases in non-interest expense of $9.6 million and $5.6 million in the provision for credit losses. The annualized return on average assets was 1.52% for the twelve months ended December 31, 2025, down from 1.74% for the twelve months ended December 31, 2024. The annualized return on average equity decreased from 17.2% during 2024 to 13.6% during 2025.

Balance Sheet Highlights

December 31, 2025 compared to December 31, 2024

●	Gross loans increased by $497 million, or 49%, to $1.5 billion.
●	Deposits increased by $439 million, or 32% to $1.8 billion.
●	Shareholder’s equity increased by $83 million, or 47%, to $261 million.
●	Book value per share increased by $7.38, or 24%, to $37.52.

President’s Comments

Andrew J. Ryback, director, president, and chief executive officer of Plumas Bancorp, described 2025 as a pivotal year defined by the integration of Cornerstone Community Bancorp and strategic balance-sheet optimization. Ryback commented, “2025 was a year of purposeful execution and long term positioning for Plumas Bancorp. The Cornerstone Community Bancorp acquisition continues to strengthen our franchise by expanding our presence across Northern California, enhancing scale, and deepening relationships.

“In another strategic move, management leveraged a $5.5 million pre-tax gain from a real estate sale-leaseback to offset security losses in an investment portfolio restructure that enhances the Bank’s margin and more than neutralizes the long-term lease expenses. Heading into 2026, the company’s focus remains on margin durability and cost-of-funds improvement, while continuing to sustain disciplined growth across our diversified loan portfolio. Finally, improving nonperforming metrics with prudent credit risk management, including workouts and resolution on a single large agricultural relationship, will continue to be a priority.

“In closing, we were honored this year to celebrate Plumas Bank’s 45th anniversary. On December 15, 2025, our teams marked this milestone across our branch network, reflecting on the values based community banking model that continues to guide us. In Reno, the day was officially proclaimed ‘Plumas Bank Day’ underscoring the regional impact our colleagues make for businesses and families.”

“To our clients, teammates, communities, and shareholders—thank you. With our enhanced footprint following the acquisition of Cornerstone, the momentum of our 45 year legacy, and the strategic actions we took, Plumas is well positioned for 2026 and beyond.”

Acquisition of Cornerstone Community Bank and Cornerstone Community Bancorp

Results for the three and twelve months ended December 31, 2025 include the acquisition of Cornerstone Community Bank (CCB), the wholly owned subsidiary of Cornerstone Community Bancorp (Cornerstone), effective July 1, 2025. Total assets acquired from Cornerstone, excluding purchase adjustments, were $658 million, gross loans totaled $478 million, and deposits totaled $580 million. Goodwill associated with the acquisition of Cornerstone was $18.7 million; the core deposit intangible was $11.6 million. In addition, the Company recorded a discount on the acquired loans totaling $15.5 million.

Our financial statements are prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP). In connection with the acquisition, the Company incurred a variety of non-recurring expenses related to the acquisition (the “Merger”) which are summarized at the end of this report under the heading “Reconciliation of Non-GAAP Disclosure”. The non-recurring expenses for the twelve months ended December 31, 2025 were $7.3 million. Excluding these expenses, non-GAAP net income for the twelve months ended December 31, 2025 would have been $35.0 million, resulting in diluted earnings per share of $5.37 and return on average assets of 1.80%.

In addition, during the second half of 2025, the Company recorded additional expense and income related to the amortization and accretion, respectively related to the amortization/accretion of various Fair Value (FV) marks required under GAAP. The following table presents the effect on pretax earnings of the amortization/accretion of the FV marks recorded during the six months ended December 31, 2025 and the projected effect for the twelve months ended December 31, 2026. Positive numbers would increase pretax income and negative are a decrease in pretax income.

	Actual	Projected
	Six Months	Twelve Months
	Ending	Ending
Amortization/accretion of Fair Value marks (in thousands)	12/31/2025	12/31/2026
Core Deposit Intangible	$(1,127)	$(2,082)
Discount on acquired loans	1,100	1,233
Premium/discount on acquired time deposits	655	(92)
Discount on acquired debentures	(142)	(23)
Total amortization/accretion of Fair Value marks	$486	$(964)

The projected accretion of the discount on acquired loans is based on the acquired loans contractual payment schedules and may differ significantly from the actual accretion during the projected periods.

Loans, Deposits, Investments and Cash

Mostly related to the acquisition of CCB, gross loans increased by $497 million, or 49%, from $1.0 billion at December 31, 2024, to $1.5 billion at December 31, 2025. Increases in loans included $356 million in commercial real estate loans, $90 million in commercial loans, $39 million in agricultural loans, $22 million in residential real estate loans, $16 million in equity lines and $12 million in consumer and other loans. These increases were partially offset by decreases of $25 million in automobile loans and $13 million in construction loans.

On December 31, 2025, approximately 80% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency at which variable rate loans reprice can vary from one day to several years. Most of our commercial real estate portfolio reprices every five years. Approximately 75% of the variable rate loans are indexed to the five-year T-Bill rate and reprice every five years. Loans indexed to the prime interest rate were approximately 21% of the Company’s variable rate loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Related mostly to the acquisition of CCB, total deposits increased by $439 million from $1.4 billion at December 31, 2024, to $1.8 billion at December 31, 2025. The increase in deposits includes increases of $150 million in demand deposits, $173 million in money market accounts and $117 million in time deposits. Partially offsetting these increases was a decline of $1 million in savings deposits. At December 31, 2025, 47% of the Company’s deposits were in the form of non-interest-bearing demand deposits. During the third quarter of 2025 we transferred over $60 million of third-party reciprocal deposits acquired from CCB to our repurchase agreement product and paid off $38.5 million in brokered time deposits. These brokered deposits had a weighted average rate of 4.91%. At December 31, 2025, brokered deposits consist of a $10 million time deposit acquired from CCB. The rate on this deposit is 3.80%.

Total investment securities increased by $39 million from $438 million at December 31, 2024, to $477 million at December 31, 2025. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. All investment securities are classified as available for sale. The unrealized loss on investment securities decreased by $21 million from $36 million on December 31, 2024, to $15 million on December 31, 2025. Cash and due from banks decreased by $1 million from $82 million on December 31, 2024, to $81 million on December 31, 2025.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) were $15.3 million at December 31, 2025, and $4.3 million at December 31, 2024. Nonperforming assets as a percentage of total assets increased to 0.68% at December 31, 2025 up from 0.27% at December 31, 2024. OREO was $226 thousand at December 31, 2025 and $91 thousand at December 31, 2024. Nonperforming loans were $15.1 million at December 31, 2025 and $4.1 million at December 31, 2024. Nonperforming loans as a percentage of total loans increased to 1.0% at December 31, 2025, up from 0.40% at December 31, 2024. The increase in nonperforming loans is related to one agricultural loan relationship of 15 loans totaling $9.8 million. The borrower on these loans was unable to meet his commitments under modified loan agreements and therefore during the second quarter of 2025 we placed the loans on nonaccrual status. Specific loan loss reserves totaling $1.4 million related to this relationship’s loans were included in the allowance for credit losses at December 31, 2025.

During 2025 we recorded a provision for credit losses of $6.8 million, consisting of a provision for credit losses on loans of $6.9 million and a decrease in the reserve for unfunded commitments of $40 thousand. The provision includes growth in the loan portfolio, the Current Expected Credit Losses (CECL) day 1 provision on non-Purchased Credit Deteriorated (non-PCD) loans acquired from CCB and a reserve for unfunded commitments on loans acquired from CCB. This compares to a provision for credit losses of $1.2 million consisting of a provision for credit losses on loans of $1.4 million and a decrease in the reserve for unfunded commitments of $179 thousand during 2024.

Net charge-offs totaled $442 thousand and $1.0 million during the twelve months ended December 31, 2025, and 2024, respectively. The allowance for credit losses totaled $20.0 million at December 31, 2025, and $13.2 million at December 31, 2024. The allowance for credit losses as a percentage of total loans was 1.32% at December 31, 2025, and 1.30% at December 31, 2024.

The following tables present the activity in the allowance for credit losses and the reserve for unfunded commitments during the years ended December 31, 2025 and 2024 (in thousands).

Allowance for Credit Losses	December 31, 2025	December 31, 2024
Balance, beginning of period	$13,196	$12,867
CECL Day 1 provision on acquired non-PCD loans	4,972	-
Additional provision for credit losses	1,918	1,375
Reserve on PCD loans	315	-
Losses charged to allowance	(1,095)	(2,039)
Recoveries	653	993
Balance, end of period	$19,959	$13,196

Reserve for Unfunded Commitments	December 31, 2025	December 31, 2024
Balance, beginning of period	$620	$799
Provision on acquired loans	351	-
Recovery of credit losses	(391)	(179)
Balance, end of period	$580	$620

Borrowing and Repurchase Agreements

Borrowings

Plumas Bancorp had outstanding borrowings of $15 million with a correspondent bank. This loan matures on January 25, 2035, and can be prepaid at any time. During the initial three years the loan functioned as an interest only revolving line of credit. On January 25, 2026 the loan will convert into a term loan requiring semi-annual principal and interest payments. This borrowing bears interest at a fixed rate of 3.85% for the first 5 years and then beginning January 25, 2027 at a floating interest rate linked to WSJ Prime Rate for the remaining eight-year term. Interest expense recognized on this loan for the three and twelve-months ended December 31, 2025, was $148 thousand and $585 thousand, respectively. This compares to interest of $164 thousand and $641 thousand during the three and twelve months ended December 31, 2024.

As a result of and upon the completion of the Merger, the Company assumed Cornerstone’s obligations with respect to an aggregate principal amount of $12 million of subordinated notes, comprised of (a) $2 million in aggregate principal amount of 4.75% Fixed to Floating Rate Subordinated Notes due November 30, 2035 (the “2035 Notes”) and (b) $10 million in aggregate principal amount of 4.75% Fixed-to-Floating Rate Subordinated Notes due November 30, 2030 (the “2030 Notes”). The 2035 Notes, which were issued in 2020, have a fixed interest rate of 4.75% for the first ten years and thereafter a quarterly variable interest rate equal to the then current three-month term Secured Overnight Financing Rate (“SOFR”) plus 4.14%. The 2030 Notes, which were issued in 2020, had a fixed interest rate of 4.75% for the first five years and thereafter a quarterly variable interest rate equal to the then current three-month term SOFR plus 4.52%. The 2030 notes were called for redemption on December 30, 2025. Of the $10 million originally outstanding on the 2030 notes, principal payments were made on $5.8 million while $4.2 million remain outstanding at December 31, 2025. The remaining $4.2 million will be paid once the notes are surrendered for cancelation by the debenture holders as required under the 2030 Notes. In accordance with the terms of the 2030 Notes interest has ceased to accrue on the remaining $4.2 million. Interest expense recognized on the subordinated notes for the three and twelve months ended December 31, 2025, was $201 thousand and $426 thousand, respectively.

In addition to these borrowings, CCB had an outstanding borrowing from the FHLB of $15 million which was paid in full in August 2025. Interest expense on this borrowing was $50 thousand during 2025.

Repurchase Agreements

The Bank offers a repurchase agreement product for its larger customers which use securities sold under agreements to repurchase as an alternative to interest-bearing deposits. Securities sold under agreements to repurchase totaling $97.9 million and $22.1 million at December 31, 2025, and December 31, 2024, respectively, are secured by U.S. Government agency securities with a carrying amount of $112.1 million and $38.5 million at December 31, 2025 and December 31, 2024, respectively. The increase in repurchase agreements is mostly related to the acquisition of CCB. CCB maintained reciprocal deposits with several customers. During July 2025 we converted these reciprocal deposits to repurchase agreements. Interest expense recognized on repurchase agreements for the three and twelve-months ended December 31, 2025, was $429 thousand and $776 thousand, respectively. This compares to interest of $10 thousand and $36 thousand during the three and twelve months ended December 31, 2024.

Shareholders’ Equity

Shareholders’ equity increased by $83 million from $178 million at December 31, 2024 to $261 million at December 31, 2025. The $83 million increase includes earnings during the twelve-month period of $29.6 million, common stock and stock options issued in the acquisition of Cornerstone totaling $45.2 million, a decrease in other comprehensive loss of $14.7 million and restricted stock and stock option activity totaling $1.4 million. These items were partially offset by the payment of cash dividends totaling $7.7 million.

Liquidity

The Company manages its liquidity to provide the ability to generate funds to support asset growth, meet deposit withdrawals (both anticipated and unanticipated), fund customers' borrowing needs and satisfy maturity of short-term borrowings. The Company’s liquidity needs are managed using assets or liabilities, or both. On the asset side, in addition to cash and due from banks, the Company maintains an investment portfolio which includes unpledged U.S. Government-sponsored agency securities that are classified as available-for-sale. On the liability side, liquidity needs are managed by offering competitive rates on deposit products and the use of established lines of credit.

The Company is a member of the Federal Home Loan Bank of San Francisco (FHLB) and can borrow up to $400 million from the FHLB secured by commercial and residential mortgage loans with carrying values totaling $659 million. Based on its current level of FHLB stock holdings the Company can borrow up to $326 million. To borrow the full $400 million in available credit the Company would need to purchase $2 million in additional FHLB stock. The Company is also eligible to borrow at the Federal Reserve Bank (FRB) Discount Window. At December 31, 2025, the Company could borrow up to $39 million at the Discount Window secured by investment securities with a fair value of $41 million. In addition to its FHLB borrowing line and the Discount Window, the Company has unsecured short-term borrowing agreements with two of its correspondent banks in the amounts of $50 million and $20 million. There were no outstanding borrowings to the FHLB, FRB Discount Window or the correspondent banks at December 31, 2025 and 2024.

The Company estimates that it has approximately $720 million in uninsured deposits. Of this amount, $186 million represents deposits that are collateralized such as deposits of states, municipalities, and tribal accounts.

Customer deposits are the Company’s primary source of funds. Total deposits increased by $439 million from $1.4 billion at December 31, 2024, to $1.8 billion at December 31, 2025. Deposits are held in various forms with varying maturities.

The Company’s securities portfolio, Federal funds sold, FHLB advances, and cash and due from banks serve as the primary sources of liquidity, providing adequate funding for loans during periods of high loan demand. During periods of decreased lending, funds obtained from the maturing or sale of investments, loan payments, and new deposits are invested in short-term earning assets, such as cash held at the Federal Reserve Bank of San Francisco, Federal funds sold and investment securities, to serve as a source of funding for future loan growth. Management believes that the Company’s available sources of funds, including borrowings, will provide adequate liquidity for its operations in the foreseeable future.

Net Interest Income and Net Interest Margin

Three months ended December 31, 2025

Net interest income was $25.9 million for the three months ended December 31, 2025, an increase of $6.9 million from the same period in 2024. The increase in net interest income includes an increase of $9.3 million in interest income, partially offset by an increase of $2.4 million in interest expense.

Interest and fees on loans increased by $8.4 million related to growth in the loan portfolio, mostly related to the acquisition of CCB and to a much lesser extent an increase in yield. Average loan balances increased by $482 million, while the average yield on loans increased by 22 basis points from 6.22% during the fourth quarter of 2024 to 6.44% during the current quarter. The increase in loan yield includes an increase in SBA fixed rate loans, which currently have a weighted average rate of 8.0%, the repricing of loans that are priced off the 5-year Treasury and a decline in our lower yielding auto loan portfolio. Loans that are priced off the 5-year Treasury are primarily commercial real estate loans; their rate is adjusted every five years.

Interest on investment securities increased by $1.1 million as yield on these securities increased by 64 basis points to 4.61% and the average balance increased by $30 million from $448 million during the three months ended December 31, 2024, to $478 million during the current quarter. Most of the increase in yield relates to the accretion of a discount on an investment security that prepaid. This repayment resulted in the recognition of $635 thousand in unamortized discount in the current quarter.

Interest on cash balances decreased by $147 thousand related to a decline in average rate paid on cash balances of 87 basis points from 4.89% during the fourth quarter of 2024 to 4.02% during the current quarter. This decline in yield was related to a decline in rate paid on balances held at the FRB. The average rate earned on FRB balances decreased from 4.72% during the fourth quarter of 2024 to 3.92% during the current quarter.

Interest expense increased by $2.4 million to $4.8 million, mostly related to the acquisition of Cornerstone. The average rate paid on interest bearing liabilities increased from 1.27% during the 2024 quarter to 1.72% during the three months ended December 31, 2025.

Interest paid on deposits increased by $2.1 million which is broken down by product type as follows: money market accounts - $1.2 million, savings deposits - $81 thousand and time deposits - $861 thousand. The average balance of money market accounts during the current quarter was $448 million, an increase of $193 million from $255 million during the three months ended December 31, 2024. The average rate paid on money market accounts increased 40 basis points to 1.91%. The increase is primarily related to higher rate money market accounts acquired in the acquisition of CCB. The increase in interest on savings accounts was driven by an increase in the average rate paid of 10 basis points to 32 basis points. The increase in interest on time deposits includes an increase in average balance of $113 million and an increase in average rate paid of 10 basis points to 2.92%. The increase in the average balance of time deposits mostly relates to the acquisition of CCB. The average rate paid on interest-bearing deposits increased from 1.10% during the fourth quarter of 2024 to 1.62% during the current quarter. The average balance of interest-bearing deposits increased from $668 million during the three months ended December 31, 2024, to $971 million during the current quarter.

During 2024 Plumas Bank had borrowings under the Bank Term Funding Program (BTFP) which averaged $83 million for the twelve months ended December 31, 2025. All BTFP borrowings were paid off during 2024.  Interest expense recognized on BTFP borrowings for the three and twelve months ended December 31, 2024 totaled $303 thousand and $4.0 million, respectively. Interest on repurchase agreements and borrowings, exclusive of the BTFP, increased by $604 thousand from $173 thousand during the three months ended December 31, 2024 to $777 thousand during the current quarter.

Net interest margin for the three months ended December 31, 2025, was 5.0%, up from 4.90% for the same period in 2024.

Year ended December 31, 2025

Net interest income was $87.8 million for the year ended December 31, 2025, an increase of $14.1 million from the same period in 2024. The increase in net interest income includes an increase of $17.3 million in interest income partially offset by an increase of $3.2 million in interest expense.

Interest and fees on loans increased by $17.4 million, mostly related to an increase in average balance. The average balance of loans during the year ended December 31, 2025, was $1.3 billion, an increase of $263 million from $989 million during the same period in 2024. The average yield on loans increased by 9 basis points from 6.21% during 2024 to 6.30% during 2025.

Interest on investment securities increased by $1.6 million related to an increase in yield of 29 basis points to 4.22%. The increase in investment yields is consistent with market rate trends, the partial restructuring of the investment portfolio in February of 2024 and again in December, 2025 and the increase in accretion of discount as discussed earlier. Average investment securities increased from $455 million during the year ended December 31, 2024, to $462 million during the current period.

Interest on cash balances declined by $1.7 million, related to both a decline in balance and a decline in yield. The rate earned on cash balances declined by 100 basis points to 4.36% and the average balance declined from $93.1 million during 2024 to $72.1 million during 2025. The decline in rate is consistent with the decline in rate earned on FRB balances. The average rate earned on FRB balances declined from 5.21% during 2024 to 4.27% during 2025.

Related to an increase in interest bearing deposits, an increase in the cost of these deposits and the acquisition of CCB partially offset by a $4.0 million decline in interest on BTFP borrowings, interest expense increased by $3.2 million to $13.9 during the year ended December 31, 2025. The average rate paid on interest bearing liabilities increased from 1.39% during 2024 to 1.52% during 2025.

Interest paid on deposits increased by $6.1 million and is broken down by product type as follows: money market accounts - $4.6 million, savings deposits - $302 thousand and time deposits - $1.2 million. The average rate paid on interest-bearing deposits increased from 0.92% during 2024, to 1.43% during 2025. Average interest-bearing deposits totaled $840 million during the year ended December 31, 2025, an increase of $194 million from $646 million during the year ended December 31, 2024.

Net interest margin for the year ended December 31, 2025, increased 12 basis points to 4.91%, up from 4.79% for the same period in 2024.

Non-Interest Income/Expense

Three months ended December 31, 2025

Non-interest income totaled $2.7 million an increase of $503 thousand from the fourth quarter of 2024. The two largest increases were a $5.5 million gain on sale of two administration facilities and a $158 thousand increase in earnings on bank owned life insurance (BOLI). On November 19, 2025, Plumas Bank completed the sale of two administrative offices in Quincy (the “Properties). Concurrently with the closing of the sale, Plumas Bank entered into triple net lease agreements pursuant to which the Bank leased back the Properties sold. The Lease Agreements have an initial term of 15 years with three five-year renewal options. The Lease Agreements provide for annual rent of approximately $463,000 in the aggregate for both Properties, increasing by three percent per annum each year. This gain was offset by a partial restructuring of our investment portfolio which resulted in a $5.4 million loss on sales of investment securities. The additional income resulting from the restructuring more than offsets the additional rent expense. The increase in earnings on BOLI relates to BOLI acquired on the acquisition of CCB.

During the three months ended December 31, 2025, total non-interest expense increased by $3.6 million from $10.7 million during the fourth quarter of 2024 to $14.3 million during the current quarter. The largest components of this increase were salary and benefit expense of $1.6 million, occupancy and equipment expenses of $638 thousand, amortization of Core Deposit Intangible of $550 thousand and outside service fees of $461 thousand. The increase in salary and benefit expense includes an increase in salary expense of $1.3 million mostly related to former CCB employees. Other significant increases in salary and benefits include $365 thousand in bonus expense and $84 thousand in commissions related to an increase in SBA loan fundings. Other large increases in non-interest expense largely relate to the acquisition of CCB.

Year ended December 31, 2025

During the year ended December 31, 2025, non-interest income totaled $10.5 million, an increase of $1.7 million from the year ended December 31, 2024. The largest components of this increase were a legal settlement totaling $1.1 million related to the Dixie Fire in August of 2021 and an increase in earnings on BOLI of $332 thousand. A $14.3 million reduction in gain on sale of buildings related to our 2024 sales/lease back transaction was mostly offset by a $14.0 million reduction in loss on sale of investment securities related to the 2024 partial restructuring of our investment portfolio following the 2024 sales/lease back transaction. Loss on sale of investments securities during 2025 consisted of the December 2025 partial restructuring of the investment portfolio discussed earlier, and a $628 thousand loss generated on the disposition of CCB’s investment portfolio during the third quarter of 2025.

During the year ended December 31, 2025, total non-interest expense increased by $9.6 million from $42.3 million during the year ended December 31, 2024, to $51.9 million during the current period. The largest components of this increase were salary and benefit expenses of $4.3 million, merger related expenses of $2.0 million, occupancy and equipment expenses of $1.5 million and amortization of Core Deposit Intangible of $1.1 million. The increase in salary and benefit expense included an increase in salary expense of $3.0 million primarily related to the acquisition of CCB and to a lesser extent merit and promotional salary increases. Other significant increases in salary and benefit expense were $934 thousand in bonus expense, $256 thousand in health insurance costs and $269 thousand in payroll taxes. The increase in occupancy and equipment expenses mostly relates to the acquisition of CCB.

Provision for Income Taxes

During the fourth quarter of 2025 Plumas Bank purchased $10 million in green energy tax credits as part of its ongoing commitment to sustainability and responsible financial management. As a result of this transaction the Company recorded a $700 thousand reduction in its provision for income taxes.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The Bank operates nineteen branches: seventeen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta, Sutter, and Tehama and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Reconciliation of Non-GAAP Disclosure
(Unaudited. Dollars, except per share data, and shares in thousands)

	GAAP	Non-GAAP	GAAP	Non-GAAP
	For the Three Months Ended		For the Twelve months Ended
	12/31/2025	12/31/2025	12/31/2025	12/31/2025
Income before tax	$13,968	$13,968	$39,592	$39,592
Exclude merger related items:
Investment banking, legal and other expenses	N/A	34	N/A	1,963
CECL Day 1 loan loss allowance on acquired non-PCD loans	N/A	-	N/A	4,972
Unfunded commitment liability related to acquired loans	N/A	-	N/A	351
Total merger related items	N/A	34	N/A	7,286
Adjusted income before tax	13,968	14,002	39,592	46,878
Provision for income taxes	2,998	3,007	9,975	11,849
Net Income	$10,970	$10,995	$29,617	$35,029

Diluted shares outstanding	7,037	7,037	6,524	6,524
Average assets	2,252,528	2,252,528	1,946,338	1,946,338
Diluted earnings per share	$1.56	$1.56	$4.54	$5.37
Return on average assets	1.93%	1.94%	1.52%	1.80%

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2025	2024	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$80,616	$82,018	$(1,402)	(1.7)%
Investment securities	476,595	437,735	38,860	8.9%
Loans, net of allowance for credit losses	1,495,834	1,005,375	490,459	48.8%
Premises and equipment, net	24,398	12,495	11,903	95.3%
Right-of-use assets	28,860	24,334	4,526	18.6%
Bank owned life insurance	33,659	16,519	17,140	103.8%
Real estate acquired through foreclosure	226	91	135	148.4%
Core deposit intangible	11,101	791	10,310	1303.4%
Goodwill	24,215	5,502	18,713	340.1%
Accrued interest receivable and other assets	63,019	38,466	24,553	63.8%
Total assets	$2,238,523	$1,623,326	$615,197	37.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,809,604	$1,371,101	$438,503	32.0%
Repurchase agreements	$97,855	$22,073	75,782	343.3%
Lease liabilities	29,029	24,759	4,270	17.2%
Accrued interest payable and other liabilities	19,946	12,493	7,453	59.7%
Borrowings	21,013	15,000	6,013	40.1%
Total liabilities	1,977,447	1,445,426	532,021	36.8%
Common stock	75,668	29,043	46,625	160.5%
Retained earnings	195,899	174,002	21,897	12.6%
Accumulated other comprehensive loss, net	(10,491)	(25,145)	14,654	58.3%
Shareholders’ equity	261,076	177,900	83,176	46.8%
Total liabilities and shareholders’ equity	$2,238,523	$1,623,326	$615,197	37.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2025	2024	Dollar Change	Percentage Change

Interest income	$101,647	$84,325	$17,322	20.5%
Interest expense	13,877	10,634	3,243	30.5%
Net interest income before provision for credit losses	87,770	73,691	14,079	19.1%
Provision for credit losses	6,850	1,196	5,654	472.7%
Net interest income after provision for credit losses	80,920	72,495	8,425	11.6%
Non-interest income	10,526	8,780	1,746	19.9%
Non-interest expense	51,854	42,274	9,580	22.7%
Income before income taxes	39,592	39,001	591	1.5%
Provision for income taxes	9,975	10,382	(407)	(3.9)%
Net income	$29,617	$28,619	$998	3.5%

Basic earnings per share	$4.60	$4.85	$(0.25)	(5.2)%
Diluted earnings per share	$4.54	$4.80	$(0.26)	(5.4)%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2025	2024	Dollar Change	Percentage Change

Interest income	$30,627	$21,276	$9,351	44.0%
Interest expense	4,753	2,317	2,436	105.1%
Net interest income before provision for credit losses	25,874	18,959	6,915	36.5%
Provision for credit losses	367	(150)	517	344.7%
Net interest income after provision for credit losses	25,507	19,109	6,398	33.5%
Non-interest income	2,704	2,201	503	22.9%
Non-interest expense	14,243	10,657	3,586	33.6%
Income before income taxes	13,968	10,653	3,315	31.1%
Provision for income taxes	2,998	2,904	94	3.2%
Net income	$10,970	$7,749	$3,221	41.6%

Basic earnings per share	$1.58	$1.31	$0.27	20.6%
Diluted earnings per share	$1.56	$1.29	$0.27	20.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2025	12/31/2024	12/31/2023	12/31/2025	12/31/2024
EARNINGS PER SHARE
Basic earnings per share	$4.60	$4.85	$5.08	$1.58	$1.31
Diluted earnings per share	$4.54	$4.80	$5.02	$1.56	$1.29
Weighted average shares outstanding	6,440	5,895	5,863	6,956	5,900
Weighted average diluted shares outstanding	6,517	5,968	5,934	7,036	5,995
Cash dividends paid per share [1]	$1.20	$1.08	$1.00	$0.30	$0.27

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.52%	1.74%	1.88%	1.93%	1.87%
Return on average equity	13.6%	17.2%	23.4%	17.2%	17.1%
Yield on earning assets	5.68%	5.49%	5.03%	5.92%	5.50%
Rate paid on interest-bearing liabilities	1.52%	1.39%	0.67%	1.72%	1.27%
Net interest margin	4.91%	4.79%	4.71%	5.00%	4.90%
Noninterest income to average assets	0.54%	0.53%	0.68%	0.48%	0.53%
Noninterest expense to average assets	2.66%	2.56%	2.36%	2.51%	2.57%
Efficiency ratio [2]	52.8%	51.3%	46.6%	49.8%	50.4%

	12/31/2025	12/31/2024	12/31/2023
CREDIT QUALITY RATIOS AND DATA
Allowance for credit losses	$19,959	$13,196	$12,867
Allowance for credit losses as a percentage of total loans	1.32%	1.30%	1.34%
Nonperforming loans	$15,089	$4,105	$4,820
Nonperforming assets	$15,321	$4,307	$5,315
Nonperforming loans as a percentage of total loans	1.00%	0.40%	0.50%
Nonperforming assets as a percentage of total assets	0.68%	0.27%	0.33%
Year-to-date net charge-offs	$442	$1,046	$954
Year-to-date net charge-offs as a percentage of average loans	0.04%	0.11%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	6,959	5,903	5,872
Shareholders' equity	$261,076	$177,900	$147,317
Book value per common share	$37.52	$30.14	$25.09
Tangible common equity[3]	$225,760	$171,606	$140,823
Tangible book value per common share[4]	$32.44	$29.07	$23.98
Tangible common equity to total assets	10.1%	10.6%	8.7%
Gross loans to deposits	83.6%	74.1%	71.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	11.1%	11.9%	10.8%
Common Equity Tier 1 Ratio	14.8%	17.3%	15.7%
Tier 1 Risk-Based Capital Ratio	14.8%	17.3%	15.7%
Total Risk-Based Capital Ratio	16.0%	18.5%	16.9%

(1) The Company paid a quarterly cash dividend of $0.30 per share on February 15, 2025, May 15, 2025, August 15, 2025 and November 17, 2025 and paid a quarterly cash dividend of $0.27 per share on February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024 and a quarterly cash dividend of $0.25 per share on February 15, 2023, May 15, 2023 , August 15, 2023 and November 15, 2023.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).

(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.

(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	12/31/2025			12/31/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,492,565	$24,231	6.44%	$1,010,525	$15,810	6.22%
Investment securities	398,279	4,894	4.88%	371,217	3,885	4.16%
Non-taxable investment securities (1)	79,401	653	3.26%	76,380	585	3.05%
Interest-bearing deposits	83,777	849	4.02%	80,989	996	4.89%
Total interest-earning assets	2,054,022	30,627	5.92%	1,539,111	21,276	5.50%
Cash and due from banks	35,349			27,377
Other assets	163,157			84,331
Total assets	$2,252,528			$1,650,819

Interest-bearing liabilities:
Money market deposits	448,019	2,162	1.91%	255,180	969	1.51%
Savings deposits	310,982	254	0.32%	314,284	173	0.22%
Time deposits	211,825	1,560	2.92%	98,458	699	2.82%
Total deposits	970,826	3,976	1.62%	667,922	1,841	1.10%
Borrowings	26,618	348	5.19%	39,782	466	4.66%
Other interest-bearing liabilities	97,635	429	1.74%	20,009	10	0.20%
Total interest-bearing liabilities	1,095,079	4,753	1.72%	727,713	2,317	1.27%
Non-interest-bearing deposits	858,088			705,314
Other liabilities	46,055			37,899
Shareholders' equity	253,306			179,893
Total liabilities & equity	$2,252,528			$1,650,819
Cost of funding interest-earning assets (4)			0.92%			0.60%
Net interest income and margin (5)		$25,874	5.00%		$18,959	4.90%

(1)     Not computed on a tax-equivalent basis.

(2)     Average nonaccrual loan balances of $14.8 million for 2025 and $4.3 million for 2024 are included in average loan balances for computational purposes.

(3)     Net costs included in loan interest income for the three-month periods ended December 31, 2025 and 2024 were $212 thousand and $262 thousand, respectively.

(4)     Total annualized interest expense divided by the average balance of total earning assets.

(5)     Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the years indicated the distribution of consolidated average assets, liabilities and shareholders' equity.

	For the Year Ended			For the Year Ended
	12/31/2025			12/31/2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$1,252,139	$78,875	6.30%	$989,313	$61,450	6.21%
Investment securities	385,448	17,226	4.47%	370,228	15,308	4.13%
Non-taxable investment securities (1)	76,172	2,268	2.98%	84,369	2,574	3.05%
Interest-bearing deposits	75,123	3,278	4.36%	93,122	4,993	5.36%
Total interest-earning assets	1,788,882	101,647	5.68%	1,537,032	84,325	5.49%
Cash and due from banks	30,883			27,077
Other assets	126,573			85,232
Total assets	$1,946,338			$1,649,341

Interest-bearing liabilities:
Money market deposits	364,152	7,053	1.94%	226,372	2,472	1.09%
Savings deposits	311,136	1,007	0.32%	324,000	705	0.22%
Time deposits	164,998	3,980	2.41%	96,131	2,739	2.85%
Total deposits	840,286	12,040	1.43%	646,503	5,916	0.92%
Borrowings	22,263	1,061	4.77%	97,691	4,676	4.79%
Other interest-bearing liabilities	52,933	776	1.47%	19,119	42	0.22%
Total interest-bearing liabilities	915,482	13,877	1.52%	763,313	10,634	1.39%
Non-interest-bearing deposits	772,478			684,909
Other liabilities	41,216			34,864
Shareholders' equity	217,162			166,255
Total liabilities & equity	$1,946,338			$1,649,341
Cost of funding interest-earning assets (4)			0.77%			0.70%
Net interest income and margin (5)		$87,770	4.91%		$73,691	4.79%

(1)     Not computed on a tax-equivalent basis.

(2)     Average nonaccrual loan balances of $9.2 million for 2025 and $4.4 million for 2024 are included in average loan balances for computational purposes.

(3)     Net costs included in loan interest income for the years ended December 31, 2025 and 2024 were $988 thousand and  $1.4 million, respectively.

(4)     Total annualized interest expense divided by the average balance of total earning assets.

(5)     Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended December 31, 2025 and 2024.

	For the Three Months Ended
	December 31,
	2025	2024	Dollar Change	Percentage Change
Gain on sale of buildings	$5,540	$-	5,540	100.0%
Interchange income	878	806	72	8.9%
Service charges on deposit accounts	831	748	83	11.1%
Earnings on life insurance policies	262	104	158	151.9%
FHLB Dividends	194	137	57	41.6%
Loan servicing fees	152	192	(40)	(20.8)%
Loss on sale of investment securities	(5,439)	-	(5,439)	(100.0)%
Other	286	214	72	33.6%
Total non-interest income	$2,704	$2,201	$503	22.9%

The following table presents the components of non-interest expense for the three-month periods ended December 31, 2025 and 2024.

	For the Three Months Ended
	December 31,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$7,170	$5,614	$1,556	27.7%
Occupancy and equipment	2,617	1,979	638	32.2%
Outside service fees	1,607	1,146	461	40.2%
Amortization of Core Deposit Intangible	598	48	550	1145.8%
Professional fees	460	294	166	56.5%
Advertising and shareholder relations	327	324	3	0.9%
Armored car and courier	279	225	54	24.0%
Business development	234	174	60	34.5%
Deposit insurance	221	188	33	17.6%
Director compensation and expense	190	159	31	19.5%
Telephone and data communication	140	166	(26)	(15.7)%
Loan collection expenses	109	65	44	67.7%
Other	291	275	16	5.8%
Total non-interest expense	$14,243	$10,657	$3,586	33.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the years ended December 31, 2025 and 2024.

	For the Year Ended
	December 31,
	2025	2024	Dollar Change	Percentage Change
Gain on sale of buildings	$5,540	$19,854	(14,314)	(72.1)%
Interchange income	3,263	3,130	133	4.2%
Service charges on deposit accounts	3,133	2,988	145	4.9%
Loan servicing fees	641	756	(115)	(15.2)%
FHLB Dividends	658	546	112	20.5%
Earnings on life insurance policies	741	409	332	81.2%
Loss on sale of investment securities	(5,811)	(19,817)	14,006	(70.7)%
Other	2,361	914	1,447	158.3%
Total non-interest income	$10,526	$8,780	$1,746	19.9%

The following table presents the components of non-interest expense for the years ended December 31, 2025 and 2024.

	For the Year Ended
	December 31,
	2025	2024	Dollar Change	Percentage Change
Salaries and employee benefits	$26,020	$21,744	$4,276	19.7%
Occupancy and equipment	9,152	7,606	1,546	20.3%
Outside service fees	5,615	4,576	1,039	22.7%
Merger and acquisition expenses	1,963	-	1,963	100.0%
Amortization of Core Deposit Intangible	1,300	201	1,099	546.8%
Professional fees	1,220	1,407	(187)	(13.3)%
Advertising and shareholder relations	1,145	1,030	115	11.2%
Armored car and courier	1,004	876	128	14.6%
Deposit insurance	871	750	121	16.1%
Business development	831	680	151	22.2%
Director compensation and expense	706	728	(22)	(3.0)%
Telephone and data communication	592	780	(188)	(24.1)%
Loan collection expenses	340	388	(48)	(12.4)%
Other	1,095	1,508	(413)	(27.4)%
Total non-interest expense	$51,854	$42,274	$9,580	22.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at December 31, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2025	12/31/2025	12/31/2024	12/31/2024
Commercial	$167,851	11.1%	$77,444	7.6%
Agricultural	157,526	10.4%	118,866	11.7%
Real estate – residential	33,116	2.2%	11,539	1.1%
Real estate – commercial	1,002,627	66.3%	646,378	63.7%
Real estate – construction & land	40,168	2.7%	53,503	5.3%
Equity Lines of Credit	53,647	3.5%	37,888	3.7%
Auto	39,595	2.6%	64,734	6.4%
Other	17,526	1.2%	5,072	0.5%
Total Gross Loans	$1,512,056	100%	$1,015,424	100%

The following table shows the distribution of Commercial Real Estate loans at December 31, 2025 and 2024.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2025	12/31/2025	12/31/2024	12/31/2024
Owner occupied	$426,633	42.6%	$278,848	43.1%
Investor	575,994	57.4%	367,530	56.9%
Total real estate - commercial	$1,002,627	100%	$646,378	100%

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	12/31/2025	12/31/2025	12/31/2024	12/31/2024
Non-interest bearing	$848,986	46.9%	$699,401	51.0%
Money Market	440,552	24.3%	267,582	19.5%
Savings	309,337	17.1%	309,929	22.6%
Time	210,729	11.7%	94,189	6.9%
Total Deposits	$1,809,604	100%	$1,371,101	100%